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                                                                    EXHIBIT 99.2

                      BRADLEY OPERATING LIMITED PARTNERSHIP

                   AMENDMENT TO THE SECOND RESTATED AGREEMENT
                             OF LIMITED PARTNERSHIP

     This Amendment to the Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, dated May 17, 2002 (this "AMENDMENT") amends the Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, dated September 2, 1997, as amended, by and among Heritage-Austen Acquisition, Inc. (f/k/a Bradley Real Estate, Inc., the "GENERAL PARTNER") and those Limited Partners whose names appear on the signature pages thereto (the "PARTNERSHIP AGREEMENT"). Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Partnership Agreement.

     WHEREAS, the General Partner proposes to amend the Partnership Agreement as described below;

     WHEREAS, the General Partner has determined that for all purposes under the Partnership Agreement, the amendments to the Partnership Agreement set forth below do not materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units or the Series C Preferred Units; and

     WHEREAS, this amendment to the Partnership Agreement has been approved by the holders of not less than 50% of the Limited Partner Units in accordance with
Section 17.2 of the Partnership Agreement;

     NOW THEREFORE, based on the foregoing, the Partnership Agreement is hereby amended as follows:

     1. PARTNERSHIP AGREEMENT DEFINITIONS. Section 1.1 of the Partnership Agreement is hereby amended by (a) deleting the definition of "Exchange Ratio" contained in such Section 1.1 and (b) in the case of those terms defined below which are already defined in the Partnership Agreement, replacing such definitions with the following new definitions of such terms:

     "COMMON UNIT MARKET VALUE" shall mean, on any date, (a) if the Common Stock is not quoted or listed on the NASDAQ National Market or a national securities exchange, the Fair Market Value of a Common Unit on such date, and (b) if the Common Stock is quoted or listed on the NASDAQ National Market or a national securities exchange, the product of (i) the average Closing Price for the most recent ten (10) Trading Days ending on such date, MULTIPLIED BY (ii) the Conversion Factor.

     "CONVERSION FACTOR" means 1.0; PROVIDED, HOWEVER, that in the event Heritage (i) declares or pays a dividend on its outstanding shares of Common Stock in shares of Common Stock or makes a distribution to all holders of its outstanding shares of Common Stock in shares of Common Stock, (ii) splits or subdivides its outstanding

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shares of Common Stock, or (iii) effects a reverse stock split or otherwise combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Factor shall be adjusted by multiplying the Conversion Factor previously in effect by a fraction, (1) the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time), and (2) the denominator of which shall be the actual number of shares of Common Stock (determined by assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has not occurred as of such time) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination. Any adjustments to the Conversion Factor shall become effective immediately after the record date, or if no record date, the effective date for such event. It is the intent of the above that adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which shares of Common Stock are issued, redeemed, or exchanged without a corresponding issuance, redemption or exchange of Common Units.

     "REIT SHARES AMOUNT" shall mean a number of shares of Common Stock equal to the product of (i) the number of Common Units set forth in the Redeeming Partner's Notice of Redemption, less the amount of any fractional Common Unit, MULTIPLIED BY (ii) the Conversion Factor.

     2. DISTRIBUTIONS TO PARTNERS. Section 8.4 of the Partnership Agreement is hereby amended by deleting subsection (B) of such Section 8.4 in its entirety and replacing such subsection with the following new subsection (B):

          "B. THEREAFTER, PRO RATA (based on the respective number of Common Units held by them, adjusted, if appropriate, by the Conversion Factor), to the holders of Common Units; PROVIDED, HOWEVER, that, (i) for each of the fiscal quarters during the three (3) year period commencing on the effective date of the Merger, after the distributions specified in Section 8.4.A have been made, and subject to the Partnership being permitted by the Act to pay such distribution, the holders of Common Units shall receive a quarterly distribution under this Section 8.4.B in respect of each Common Unit held by them at least equal to the greater of (A) $0.38 per Common Unit, and (B) the amount of the dividend, if any, declared on a share of Common Stock by Heritage for such quarter, and (ii) for periods occurring thereafter, after the distributions specified in Section 8.4.A have been made, and subject to the Partnership being permitted by the Act to pay such distribution, the holders of Common Units shall receive a distribution under this Section 8.4.B in respect of each Common Unit held by them at least equal to the amount of the dividend, if any, declared on a share of Common Stock by Heritage for such period."

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     3.   SEVERABILITY. In the event that a court of competent jurisdiction determines that this Amendment materially and adversely affects the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units or the Series C Preferred Units, this Amendment shall be deemed modified to the extent necessary so that this Amendment does not materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Units or the Series C Preferred Units under the Partnership Agreement.

     4. NO OTHER AMENDMENTS. Except as provided herein, all other terms of the Partnership Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

                                    GENERAL PARTNER:

                                    HERITAGE-AUSTEN ACQUISITION, INC.


                                    By:    /s/Gary Widett
                                       -------------------------------------
                                    Name:  Gary Widett
                                    Title: Senior Vice President


                                    LIMITED PARTNERS:

                                    HERITAGE-AUSTEN ACQUISITION, INC., as
                                    attorney-in-fact for the limited partners


                                    By:    /s/Gary Widett
                                       -------------------------------------
                                    Name:  Gary Widett
                                    Title: Senior Vice President

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